Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Robertson Global Health Solutions Corporation
4215 Fashion Square Blvd., Suite 3
Saginaw, Michigan 48603
We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated December 22, 2009, on the consolidated financial statements of Robertson Global Health Solutions Corporation (formerly ASI Technology Corporation) and subsidiaries as of September 30, 2009 and 2008, and for each of the two years in the period ended September 30, 2009, which report includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern and which report is included in ASI Technology Corporations Annual Report on Form 10-K for the year ended September 30, 2009, as amended.
/s/ Piercy Bowler Taylor & Kern
Certified Public Accountants
Las Vegas, Nevada
August 27, 2010